Exhibit 99.2
FINEPOINT INNOVATIONS, INC.
CONDENSED BALANCE SHEET

June 30,
2005
(unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$1,690
Accounts receivable (net of allowance for doubtful accounts of $20,000)	130,989
Raw material inventory — net	398,468
Prepaid expenses and other current assets	15,180

Total current assets	546,327

PROPERTY AND EQUIPMENT—net	218,680

PATENTS—net (Note 2)	41,754

OTHER ASSETS	8,607

TOTAL	$815,368

LIABILITIES AND STOCKHOLDERS’ DEFICIT

CURRENT LIABILITIES:
Accounts payable	$376,955
Accrued salaries and benefits	196,035
Other accrued expenses and other current liabilities	175,348
Deferred revenue	40,905
Current portion of notes payable and capital lease (Note 3)	486,365

Total current liabilities	1,275,608

LONG-TERM LIABILITIES:
Notes payable and capital lease (Note 3)	7,292

Total liabilities	1,282,900

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ DEFICIT:
Common stock, $.000 par value—1,000,000 shares authorized; 598,800 shares issued and outstanding	—
Additional paid-in capital	20,150
Accumulated deficit	(487,682)

Total stockholders’ deficit	(467,532)

TOTAL	$815,368

See notes to condensed financial statements.

FINEPOINT INNOVATIONS, INC.
CONDENSED STATEMENTS OF OPERATIONS
FOR THE SIX MONTHS ENDED JUNE 30, 2005 AND 2004

	2005	2004
	(unaudited)	(unaudited)
NET REVENUE:
Product revenue	$230,592	$367,496
Revenue from contract settlement (Note 4)	—	335,142

Total net revenue	230,592	702,638

COST OF GOODS SOLD	35,263	160,812

Gross profit	195,329	541,826

OPERATING EXPENSES:
Selling, general and administrative	283,784	301,389
Research and development	264,796	317,490

Total operating expenses	548,580	618,879

LOSS FROM OPERATIONS	(353,251)	(77,053)

INTEREST EXPENSE	(22,693)	(6,781)

NET LOSS	$(375,944)	$(83,834)

See notes to condensed financial statements.

FINEPOINT INNOVATIONS, INC.
CONDENSED STATEMENT OF STOCKHOLDERS’ DEFICIT
FOR THE SIX MONTHS ENDED JUNE 30, 2005 — (unaudited)

	Common	Additional	Accumulated
	Stock	Paid-in	Earnings
	Shares	Capital	(Deficit)	Total
BALANCE—January 1, 2005	598,800	$20,150	$(111,738)	$(91,588)

Net loss			(375,944)	(375,944)

BALANCE—June 30, 2005	598,800	$20,150	$(487,682)	$(467,532)

See notes to condensed financial statements.

FINEPOINT INNOVATIONS, INC.
CONDENSED STATEMENTS OF CASH FLOWS
FOR THE SIX MONTHS ENDED JUNE 30, 2005 AND 2004

	2005	2004
	(unaudited)	(unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(375,944)	$(83,834)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	17,359	28,364
Changes in operating assets and liabilities:
Accounts receivable	(26,267)	12,073
Inventory	8,075	50,914
Prepaid expenses and other assets	(6,499)	29,330
Accounts payable	89,515	(66,872)
Accrued salaries and benefits	57,105	32,224
Other accrued expenses and other current liabilities	12,684	(243,272)
Deferred licensing revenue	40,905	—

Net cash used in operating activities	(183,067)	(241,073)

CASH FLOWS FROM INVESTING ACTIVITIES:
Increase in patents	(15,605)	—
Decrease in other assets	4,473	(12,041)
Purchases of property and equipment	(83,656)	(40,397)

Net cash used in investing activities	(94,788)	(52,438)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of notes payable	298,995	17,594
Payments of notes payable and capital lease	(20,381)	(14,194)

Net cash provided by financing activities	278,614	3,400

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	759	(290,111)

CASH AND CASH EQUIVALENTS—Beginning of period	931	374,310

CASH AND CASH EQUIVALENTS—End of period	$1,690	$84,199

SUPPLEMENTAL DISCLOSURES
Cash paid for interest	$8,337	$8,640

Noncash transaction—Increase to property with a corresponding increase in accounts payable	$4,200	$—

See notes to condensed financial statements.

FINEPOINT INNOVATIONS, INC.
NOTES TO CONDENSED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2005 AND 2004
(UNAUDITED)

1. BASIS OF PRESENTATION
The accompanying interim financial statements have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission for interim reporting. Accounting policies utilized in the preparation of financial information herein presented are the same as set forth in the annual financial statements of FinePoint Innovations, Inc. (the “Company”). Certain disclosures and information normally included in financial statements have been condensed or omitted. In the opinion of the Company, these financial statements contain all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the interim financial statements. Interim results of operations are not indicative of the results of operations for the full year.
On September 1, 2005, all of the Company’s outstanding common shares were acquired by InPlay Technologies, Inc.
2. PATENTS
Amortization expense for patents was $1,620 and $1,192 for the six months ended June 30, 2005 and 2004, respectively. The estimated amortization expense for existing patents is approximately $4,000 for each of the next five years.
The gross carrying amount and accumulated amortization of patents at June 30, 2005, are as follows:

Patents	$55,222
Accumulated amortization	(13,468)

Patents—net	$41,754

3. NOTES PAYABLE AND CAPITAL LEASE
Notes payable and capital lease payable at June 30, 2005, consisted of the following:

Note payable to former stockholder of FinePoint, interest at 5% per annum, monthly payments of principal and interest of $2,000 through December 2005, with remaining balance due and paid in January 2006	$115,509
Note payable to stockholder of FinePoint, interest at 10% per annum, due on demand, paid in full in September 2005	67,380
Note payable to stockholder of FinePoint, interest at 8% per annum, due on demand	54,274
Note payable to bank, interest at 7.5% per annum, due February 2006	10,626
Note payable to financing company, interest at flat amount of $2,000 due and paid in August 2005	20,000
Note payable to employee of FinePoint, interest at 8%, due on demand paid in full in September 2005	49,612
Note payable to former shareholder of FinePoint, interest at 15%, paid in full in September 2005	10,000
Note payable to individual, interest at 12%, due and paid in October 2005	150,000
Capital lease payable, interest at 12.57%	16,256

Total	493,657

Less current portion	486,365

Long-term notes payable and capital lease	$7,292

4. CONTRACT SETTLEMENT
During 2004, the Company reached a settlement with a customer related to a terminated contract. The settlement primarily related to reimbursement for inventory purchased for the contract.